UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report  -  October 25, 2005

(Date of earliest event reported)

BEMIS COMPANY, INC.

(Exact name of Registrant as specified in its charter)

Commission File Number 1-5277

Missouri	43-0178130
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

222 South 9th Street, Suite 2300, Minneapolis, Minnesota                    55402-4099

(Address of principal executive offices)

Registrant’s telephone number, including area code:   (612) 376-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

•                  On October 25, 2005, the board of directors of Bemis Company, Inc. (the “Company”) approved new Management Agreements which will be entered into with the principal executive officers of the Company.  These agreements will provide certain payments to such executives if they terminate employment involuntarily (or resign following a reduction of pay or duties) in connection with a change of control of the Company.  The amount payable under such circumstances will be three times the individual’s annual pay (including salary, bonus and estimated value of fringe benefits).  In addition, the terminating individual will receive a cash payment equivalent to his most recent annual grant of equity units under the Company’s stock incentive plan.  These agreements differ from agreements previously in effect primarily as follows: (1) The new agreements define change of control as acquisition of 20% ownership interest in Company; (2) The old agreements had a fixed term, the new agreements do not; (3) The new agreements compensate for the estimated value of fringe benefits and cash equivalent of one annual grant of equity units; and (4) The new agreements strengthen the executive’s rights if he or she is terminated shortly before change of control, or if the Company or its successor fails to pay amounts owed under the agreement.

ITEM 1.02.  TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

The new Management Agreements referred to in Item 1.01 replace the agreements with executive officers of the Company as previously in effect.

SIGNATURES

Pursuant to the requirements of Section 13 of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

BEMIS COMPANY, INC.

By	/s/ Gene C. Wulf	By	/s/ Stanley A. Jaffy
	Gene C. Wulf, Senior Vice President,		Stanley A. Jaffy, Vice President
	and Chief Financial Officer		and Controller

Date October 31, 2005			Date October 31, 2005